Source Interlink Reports Fiscal 2009 Second Quarter Results

– Company Achieves Solid Results from Fulfillment Divisions –
– Media Segment Impacted by Challenging Advertising Environment –

BONITA SPRINGS, FL, September 4, 2008 – Source Interlink Companies, Inc. (Nasdaq: SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVDs, CDs, magazines, video games and books, today announced financial results for the fiscal 2009 second quarter ending
July 31, 2008.  Adjusted income from continuing operations for the fiscal 2009 second quarter totaled $5.4 million, or $0.10 per diluted share, up 14.1 percent over the prior year.

	Adjusted Results* ($ in millions)			GAAP Results ($ in millions)
	2Q09	2Q08	% Change	2Q09	2Q08	% Change

Revenue	$577.5	$434.1	33.0%	$576.7	$434.1	32.8%
Periodical Fulfillment	251.7	238.9	5.3%	251.7	238.9	5.3%
DVD/CD Fulfillment	207.8	195.2	6.5%	207.8	195.2	6.5%
Source Interlink Media	125.4	-	-	124.5	-	-
Eliminations	(7.4)	-	-	(7.4)	-	-

Operating Income	$32.9	$10.4	217.5%	$14.6	$6.6	121.8%

Income from continuing operations	$5.4	$4.7	14.1%	$(15.9)	$2.4	(752.1)%
EPS - Diluted	$0.10	$0.09	11.1%	$(0.30)	$0.04	(850.0)%

	Adjusted Results* ($ in millions)			GAAP Results ($ in millions)
	1H09	1H08	% Change	1H09	1H08	% Change

Revenue	$1,192.7	$909.6	31.1%	$1,191.0	$909.6	30.9%
Periodical Fulfillment	521.2	483.5	7.8%	521.2	483.5	7.8%
DVD/CD Fulfillment	436.4	426.0	2.4%	436.4	426.0	2.4%
Source Interlink Media	249.5	-	-	247.9	-	-
Eliminations	(14.4)	-	-	(14.4)	-	-

Operating Income	$69.9	$22.5	210.2%	$(236.6)	$15.4	(1635.3)%

Income from continuing operations	$15.0	$9.9	51.3%	$(296.7)	$5.7	(5348.5)%
EPS - Diluted	$0.29	$0.19	52.6%	$(5.67)	$0.11	(5254.5)%

*Please see “Financial Highlights” section of this press release for definition and reconciliation of non-GAAP financial measures.

“We achieved solid results in our fulfillment businesses during the second quarter, driven by market share growth and the continued benefits of our consolidation and cost reduction efforts, however, our media business was significantly impacted by a challenging advertising environment and some softness at the newsstand,” said Michael R. Duckworth, Chairman of Source Interlink. “Despite the economy, our strategies remain intact.  We are focused on building scale in fulfillment, expanding our digital platform in publishing, and lowering our cost structure across the organization.  As we work toward these goals, our business fundamentals remain strong and we expect to see improved performance once the economy returns to a more normalized level of activity.”

Financial Highlights

Adjusted income from continuing operations for the fiscal 2009 second quarter totaled $5.4 million, or $0.10 per diluted share. Adjusted revenue totaled $577.5 million.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $40.8 million, a 196.8% increase over the same period last year. Adjusted operating income for the second quarter totaled $32.9 million, an increase of 217.5% over the prior year quarter. Adjusted operating margins increased to 5.7% from 2.4%.  GAAP loss from continuing operations for the fiscal 2009 second quarter totaled ($15.9) million, or ($0.30) per diluted share, compared to a fiscal 2008 second quarter income of $2.4 million, or $0.04 per diluted share.

GAAP revenue for fiscal 2009 second quarter increased $142.6 million or 32.8% to $576.7 million compared to the prior year total GAAP revenue of $434.1 million. The increase in revenue year-over-year is due, in large part, to the acquisition of the Source Interlink Media Segment (“SIM” or “Media”) on August 1, 2007.

Adjusted income from continuing operations for the six month period ending July 31, 2008 totaled $15.0 million, or $0.29 per diluted share, on total revenue of $1,192.7 million. Adjusted EBITDA for the six month period totaled $85.2 million, a 185.2% increase over last year. GAAP income from continuing operations for the six month period ended July 31, 2008 decreased $302.4 million to a loss of ($296.7) million or ($5.67) per diluted share as compared to income of $5.7 million or $0.11 per diluted share for the same period last year. GAAP revenue in the current six month period increased $281.4 million or 30.9% to $1,191.0 million compared to prior year first half total revenue of $909.6 million.

The reported GAAP loss from continuing operations in the first half of fiscal year 2009 includes a non-cash impairment charge of $270.8 million, or $5.18 per share, for goodwill and indefinite-lived trade names related to certain reporting units of the Media Segment. This impairment charge was a result of our fiscal year 2009 FAS 142 first quarter impairment analysis. This determination was based largely on management’s projections regarding the revenues and profitability of the Media Segment as well as the effects of the recent credit market changes, the continued economic downturn and the related effects on advertising and consumer discretionary spending. The charge was measured on the basis of comparison of estimated fair values with corresponding book values and relates primarily to goodwill and trade names recorded in connection with our acquisition of SIM.  These fair values were determined in accordance with Company policy as well as FAS 142 and other relevant guidance.

The Company uses both Generally Accepted Accounting Principles (GAAP), and non-GAAP or adjusted financial measures, to evaluate and report the results of its business.  A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure is available on the Company’s home page at www.sourceinterlink.com by selecting “Reconciliation of Non-GAAP Financial Measures.”

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors' overall understanding of the Company's current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results "through the eyes" of management in addition to the GAAP presentation. Management measures Segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management's internal comparisons to the Company's historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, impairment charges, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and non-cash stock-based compensation that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated, but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP and adjusted earnings per share were calculated on 52.4 million and 52.3 million diluted shares outstanding in the fiscal 2008 and 2009 second quarters, respectively.

See table below for reconciliation of GAAP financial results to adjusted amounts for the three month period and six month period ended July 31, 2008.  Adjusted Income from Continuing Operations was calculated utilizing a tax rate of 3 percent and 40 percent for the three and six months ended July 31, 2008 and July 31, 2007, respectively.

Q2 2009
	Operating Income					Income from
		DVD and CD	Periodical	Shared		Continuing
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated	Operations

GAAP	$15.0	$2.4	$2.2	$(5.0)	$14.6	$(15.9)
Adjustments:
Amortization of acquired intangibles	8.9	1.1	1.5	-	11.5	11.5
Stock compensation expense	-	-	-	0.1	0.1	0.1
Deferred revenue	0.8	-	-	-	0.8	0.8
Integration and relocation expenses	0.0	1.2	-	0.1	1.3	1.3
Write off of acquisition related assets	-	-	4.6	-	4.6	4.6
Minority interest / accretion of A.com liability	-	-	-	-	-	0.6
Amortization of Bridge Facility fees	-	-	-	-	-	1.4
Write off of deferred financing fees	-	-	-	-	-	1.0
Difference between GAAP and Adjusted tax rate	-	-	-	-	-	(0.2)

Adjusted	$24.8	$4.7	$8.3	$(4.8)	$32.9	$5.4

		DVD and CD	Periodical	Shared
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated

Adjusted operating income	$24.8	$4.7	$8.3	$(4.8)	$32.9
Depreciation and other amortization	3.2	2.2	1.6	0.9	7.9
Other income (expense)	-	-	0.1	(0.1)	0.0

Adjusted EBITDA	$27.9	$7.0	$10.0	$(4.0)	$40.8

Q2 2008
	Operating Income					Income from
		DVD and CD	Periodical	Shared		Continuing
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated	Operations

GAAP	$-	$3.9	$6.9	$(4.1)	$6.6	$2.4
Adjustments:
Amortization of acquired intangibles	-	2.6	1.4	-	3.9	2.4
Disposal of land, building and equipment, net	-	-	(0.2)	-	(0.2)	(0.1)

Adjusted	$-	$6.4	$8.1	$(4.1)	$10.4	$4.7

		CD and DVD	Magazine	Shared
(in millions)	Media	Fulfillment	Fulfillment	Services	Consolidated

Adjusted operating income	$-	$6.4	$8.1	$(4.1)	$10.4
Depreciation and other amortization	-	1.6	1.1	0.5	3.3
Other income (expense)	-	-	0.1	(0.0)	0.1
Adjusted EBITDA	$-	$8.0	$9.3	$(3.6)	$13.8

6 Months 2009
	Operating Income					Income from
		DVD and CD	Periodical	Shared		Continuing
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated	Operations

GAAP	$(245.1)	$8.2	$12.0	$(11.7)	$(236.5)	$(296.7)
Adjustments:
Amortization of acquired intangibles	18.2	2.2	2.9	-	23.3	23.3
Stock compensation expense	-	-	-	0.1	0.1	0.1
Deferred revenue	1.7	-	-	-	1.7	1.7
Integration, consolidation and relocation expenses	2.0	1.4	0.5	0.1	4.0	4.0
Writeoff of goodwill and tradename intangibles	270.8	-	-	-	270.8	270.8
Write off of acquisition related assets	-	-	4.6	1.9	6.5	6.5
Minority interest / accretion of A.com liability	-	-	-	-	-	1.0
Amortization of Bridge Facility fees	-	-	-	-	-	3.7
Write off of deferred financing fees	-	-	-	-	-	1.0
Difference between GAAP and Adjusted tax rate	-	-	-	-	-	(0.5)

Adjusted	$47.7	$11.8	$19.9	$(9.5)	$69.9	$15.0

		DVD and CD	Periodical	Shared
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated

Adjusted operating income	$47.7	$11.8	$19.9	$(9.5)	$69.9
Depreciation and other amortization	6.1	4.4	3.5	1.7	15.7
Other income (expense)	-	-	(0.2)	(0.2)	(0.4)

Adjusted EBITDA	$53.7	$16.3	$23.2	$(8.0)	$85.2

6 Months 2008
	Operating Income					Income from
		DVD and CD	Periodical	Shared		Continuing
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated	Operations

GAAP	$-	$10.5	$13.9	$(8.9)	$15.4	$5.7
Adjustments:
Amortization of acquired intangibles	-	4.4	2.7	-	7.1	4.3
Losses (gains) on disposal of fixed assets	-	-	(0.2)	-	(0.2)	(0.1)
Stock compensation expense	-	-	-	0.179	0.2	0.1

Adjusted	$-	$14.9	$16.4	$(8.8)	$22.5	$9.9

		DVD and CD	Periodical	Shared
(in millions)	Media	Fulfillment	Fulfillment Services	Services	Consolidated

Adjusted operating income	$-	$14.9	$16.4	$(8.8)	$22.5
Depreciation and other amortization	-	3.8	2.3	1.1	7.2
Other income	-	-	0.2	0.0	0.2

Adjusted EBITDA	$-	$18.7	$18.8	$(7.6)	$29.9

The table below reports free cash flow results on a comparative basis for the three month and six month periods ended July 31 for fiscal years 2008 and 2009.  Free cash flow is comprised of cash flow from operations on a GAAP basis, which includes changes in working capital, the net claiming activity relating to our RDA Advance Pay Program, less capital expenditures.

Free Cash Flow
	Three Months ended July 31,		Six Months ended July 31,
(in millions)	2008	2007	2008	2007

Cash provided by (used in) operating activities	$24.6	$2.6	$12.2	$9.5
Net claiming activity	$(1.8)	$7.6	$0.3	$11.9
Capital expenditures	$(10.4)	$(5.4)	$(19.0)	$(9.4)

Free cash flow	$12.4	$4.8	$(6.5)	$12.0

Segment Results

Source Interlink Media Segment – Source Interlink Media, formerly Enthusiast Media, was acquired on August 1, 2007. Results provided for prior periods are for comparative purposes only.

For the three months ended July 31, 2008, the Company’s Media Segment reported adjusted revenue of $125.4 million, adjusted EBITDA of $27.9 million, gross margin of 72.7% and adjusted operating income of $24.8 million for the second quarter.  For comparative purposes only, revenue for the second quarter of last year was $143.7 million, adjusted EBITDA was $35.2 million and gross margin was 66.1%.  The primary driver of the decrease in revenue and EBITDA relates to the weakness in the print advertising markets, particularly in the automotive and marine groups.  Advertising revenue was down approximately $13.8 million or 16.7%.

For the six month period ended July 31, 2008, the Media Segment reported adjusted revenue of $249.5 million, adjusted EBITDA of $53.7 million, gross margin of 72.9% and adjusted operating income of $47.7 million.  For comparative purposes only, revenue for the six month period last year was $278.2 million, adjusted EBITDA was $65.7 million and gross margin was 66.4%.

Periodical Fulfillment Services Segment – For the three months ended July 31, 2008, the Company's Periodical Fulfillment Services Segment, which includes segments previously referred to as Magazine Fulfillment and In-Store Services Segments, reported GAAP revenue of $251.7 million compared with $238.9 million in the prior year second quarter, an increase of approximately 5.3%. GAAP gross profit margins remained consistent, decreasing slightly from 23.8% in the prior year period to 23.5% in the current period. Adjusted operating income increased 1.9% to $8.3 million in the fiscal 2009 second quarter. Adjusted EBITDA for the Segment during the second quarter was $10.0 million, an increase of $0.7 million or 7.0% as compared to the prior year second quarter.  The increased profitability is related primarily to increased sales for the quarter coupled with continued cost savings recognized from the distribution center consolidation project.

For the six month period ended July 31, 2008, the Periodical Fulfillment Services Segment reported GAAP revenue of $521.2 million compared with $483.5 million in the prior year six month period, an increase of approximately 7.8%. GAAP gross profit margins remained consistent, decreasing slightly from 24.1% in the prior year period to 23.8% in the current period. Adjusted operating income increased 21.8% to $19.9 million in the fiscal 2009 six month period. Adjusted EBITDA for the Segment during the six month period was $23.2 million, an increase of $4.4 million or 23.4% as compared to the prior year period.

DVD and CD Fulfillment Segment – For the three months ended July 31, 2008, the DVD and CD Fulfillment Segment reported GAAP revenue of $207.8 million, gross margin of 17.4% and adjusted operating income of $4.7 million for the second quarter. Adjusted EBITDA for the quarter was $7.0 million, a decrease of 13.5% compared to the prior year quarter. Sales of DVDs increased 13.5% to $102.7 million, and CD revenue remained flat at approximately $100 million. Adjusted operating margins decreased from 3.3% in the prior year second quarter to 2.3% in the current year period. Gross profit margins for the second quarter decreased to 17.4% from 18.7%.  The decreases are primarily related to new customers carrying lower gross margins and increases in freight and distribution costs in the quarter.

For the six month period ended July 31, 2008, the DVD and CD Fulfillment Segment reported GAAP revenue of $436.4 million, gross margin of 17.2% and adjusted operating income of $11.8 million. Adjusted EBITDA for the period was $16.3 million, a decrease of 12.9% compared to the prior year six month period. Sales of DVDs increased 2.4% to $214.3 million, and CD revenue increased 1.2% to $211.2 million. Adjusted operating margins decreased from 3.5% in the prior year period to 2.7% in the current year period. Gross profit margins for the six month period decreased to 17.2% from 18.0%.

Shared Services Segment – The Shared Services Segment consists of corporate and shared overhead functions associated with the individual operating Segments. The adjusted EBITDA loss attributed to Shared Services increased to ($4.0) million from ($3.6) million in the prior year.

For the six month period ended July 31, 2008, the Shared Services Segment adjusted EBITDA loss increased to ($8.0) million from ($7.6) million in the prior year.

Fiscal 2009 Second Quarter Conference Call
Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2009 second quarter on Thursday, September 4, 2008 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 877-323-2090 (U.S. callers) and 416-695-9753 (Int’l callers), referencing Source Interlink Companies, ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A slide presentation, titled “Fiscal 2009 Second Quarter Financial Presentation,” that corresponds with the financial portion of management’s presentation of 2009 results has been posted on the Company’s Web site. You can find the presentation by going to the Investor Relations homepage and by selecting “Corporate Materials.” A replay of the conference call will be available through Thursday, September 11, 2008. It can be accessed by dialing 800-408-3053 (U.S. callers) or 416-695-5800 (Int’l callers), passcode 3268929. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.
Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is one of the largest publishers of magazines and online content for enthusiast audiences and is also a leading distributor of home entertainment products, including DVDs, music CDs, magazines, video games, books, and related items. Source Interlink serves over 100,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

The Company's fully integrated businesses and activities include:
•
Publishing more than 75 magazines, providing enthusiast media content including television and radio programs, over 100 events, 90 related Web sites and 400 branded products for automobile, marine, equine, outdoor sports, home tech and daytime television

•	Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet
•	Import and export of periodicals to more than 100 markets worldwide
•	Managing product selection and placement of impulse items at checkout counters
•	Processing and collection of rebate claims and management of point-of-purchase sales data
•	Design, manufacture and installation of wire fixtures and displays in major retail chains
•	Licensing of children's and family-friendly home entertainment products

For more information, please visit the Company’s Web site at http://www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) adverse trends in advertising spending; (ii) interest rate volatility and the consequences of significantly increased debt obligations (iii) price  volatility in fuel, paper and other raw materials used in our businesses; (iv) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (v) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (vi) the ability to obtain product in sufficient quantities; (vii) adverse changes in general economic or market conditions; (viii) the ability to attract and retain employees; (ix) intense competition in the marketplace and (x) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 30, 2008.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:
Investors:                                                                                                Media:
Dean Heine                                                                Denise Roche                                                      Nancy Zakhary
Investor Relations                                                                Brainerd Communicators                                                      Brainerd Communicators
Source Interlink Companies, Inc.                                                                           212-986-6667                                                      212-986-6667
239-949-4450                                                                roche@braincomm.com                                                      nancy@braincomm.com
dheine@sourceinterlink.com

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended July 31,		Six months ended July 31,
	2008	2007	2008	2007

Revenues, net:
Distribution	$442,734	$419,778	$930,528	$880,479
Advertising	63,178	-	124,636	-
Circulation	31,228	-	61,389	-
Manufacturing	11,135	6,855	19,764	14,009
Claiming and information	2,937	3,254	6,699	6,280
Other	25,462	4,259	48,019	8,784
Total revenues, net	576,674	434,146	1,191,035	909,552
Cost of goods sold	391,291	340,657	811,513	716,569

Gross profit	185,383	93,489	379,522	192,983
Distribution, circulation and fulfillment	54,878	40,473	109,881	83,031
Selling, general and administrative expenses	92,060	39,285	188,691	80,560
Depreciation and amortization	17,878	6,986	36,102	13,822
Integration, consolidation and relocation expense	1,340	151	4,048	163
Write off of acquisition related assets	4,603	-	6,503	-
Impairment of goodwill and intangible assets	-	-	270,847	-

Operating income (loss)	14,624	6,594	(236,550)	15,407

Other expense:
Interest expense	(28,971)	(2,894)	(57,981)	(6,461)
Interest income	114	238	272	278
Write off of deferred financing fees	(1,048)	-	(1,048)	-
Other (expense) income:	6	128	(405)	199

Total other expense	(29,899)	(2,528)	(59,162)	(5,984)

(Loss) income from continuing operations, before income taxes	(15,275)	4,066	(295,712)	9,423
Income tax expense	-	(1,627)	-	(3,769)
Minority interest in income of subsidiary	(630)	-	(1,036)	-
(Loss) income from continuing operations	(15,905)	2,439	(296,748)	5,654
Loss from discontinued operations, net of taxes	-	(222)	-	(1,608)
Net (loss) income	$(15,905)	$2,217	$(296,748)	$4,046

(Loss) earnings per share – Basic
Continuing operations	$(0.30)	$0.04	$(5.67)	$0.11
Discontinued operations	-	-	-	(0.03)
Total	$(0.30)	$0.04	$(5.67)	$0.08

(Loss) earnings per share – Diluted
Continuing operations	$(0.30)	$0.04	$(5.67)	$0.11
Discontinued operations	-	-	-	(0.03)
Total	$(0.30)	$0.04	$(5.67)	$0.08

Weighted average shares outstanding – Basic	52,321	52,304	52,321	52,216
Weighted average shares outstanding – Diluted	52,321	52,441	52,321	52,538

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31,	January 31,
	2008	2008
	(unaudited)

Assets
Current assets
Cash	$6,305	$35,650
Trade receivables, net	144,322	183,475
Purchased claims receivable	14,078	14,412
Inventories	284,144	290,507
Deferred tax asset	22,928	23,107
Other	22,382	20,679

Total current assets	494,159	567,830

Property, plants and equipment	167,404	150,612
Less accumulated depreciation and amortization	(55,623)	(42,708)

Net property, plants and equipment	111,781	107,904

Other assets
Goodwill, net	875,170	1,069,835
Intangibles, net	540,135	637,082
Other	60,919	53,354

Total other assets	1,476,224	1,760,271

Total assets	$2,082,164	$2,436,005

SOURCE INTERLINK COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS (concluded)
(in thousands)

	July 31,	January 31,
	2008	2008
	(unaudited)

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (net of allowance for returns of $166,824 and $174,751 at July 31, 2008 and January 31, 2008, respectively)	$329,912	$372,429
Accrued expenses	107,420	123,973
Deferred revenue	80,282	79,918
Current portion of obligations under capital leases	1,359	1,406
Current maturities of debt	14,161	15,369

Total current liabilities	533,134	593,095

Deferred tax liability	8,543	8,944
Obligations under capital leases, less current portion	1,131	1,826
Debt, less current maturities	1,401,972	1,359,210
Other	16,498	32,429

Total liabilities	1,961,278	1,995,504

Minority interest	-	25,978

Commitments and contingencies

Stockholders’ equity
Contributed capital:
Preferred stock, $0.01 par (2,000 shares authorized; none issued)	-	-
Common stock, $0.01 par (100,000 shares authorized; 52,321 shares issued and outstanding at July 31, 2008 and January 31, 2008)	523	523
Additional paid-in-capital	476,974	476,099

Total contributed capital	477,497	476,622
Accumulated deficit	(362,407)	(65,659)
Accumulated other comprehensive income	5,796	3,560

Total stockholders’ equity	120,886	414,523

Total liabilities and stockholders’ equity	$2,082,164	$2,436,005